UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 5, 2010

LAMPERD LESS LETHAL INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-84976
(Commission File Number)

98-0358040
(IRS Employer Identification No.)

1200 Michener Road, Sarnia, Ontario, Canada N7S 4B1
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (519) 344-4445

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01. Other Events

On July 5th, 2010, we made the announcement in the news area of our website that  D'Arcy Bell & Dominic Dicarlo are resigning from the Board Of Directors of Lamperd Less Lethal & 1476246 Ontario Limited. They have determined that it is in the best interest of the company to bring new Board members that will have a greater amount of Law Enforcement background. Dominic will still be involved in the day to day manufacturing support - of which he has tremendous skill and expertise. D'arcy will still be an adviser to the company, and bring his expertise in legal matters. We are grateful for the service that both men have provided these past years. In that news article we have pdf files for viewing and download of these resignations. We also posted this news: We are pleased to announce that Ed Bogats has been appointed Vice President of Lamperd Less Lethal, and has been appointed to the Board Of Directors. Ed brings extensive credentials and experience to Lamperd. Ed Bogats acceptance letter is in a pdf file for viewing and download as well. In that same news article we stated: Additionally, Terry Smith will take a more active roll on the Board now that he is no longer with BAE Systems.

 All of this news can be found on our website: www.lamperdlesslethal.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAMPERD LESS LETHAL INC.

/s/ Barry Lamperd
Barry Lamperd
President

Date: July 6th, 2010